Exhibit 4.(a).87

[State Emblem]

The State of Israel
Ministry of Communications

General License for Partner Communications Ltd. for the Provision of
Mobile Radio Telephone (MRT) Services using the Cellular Method

Amendment No. 71

By virtue of the authority of the Minister of Communications under Article 4 (e) of the Communications Law (Telecommunications and Broadcasts), 5742-1982, that have been delegated to us, by all our other powers under any law and after having considered the arguments of Partner Communications Company Ltd. (hereinafter: “Partner”), we hereby amend the General License for the provision of mobile radio telephone (MRT) services using the cellular method granted to Partner on 7 April 1998,  as follows:

Amendment of Article 31

1.	At the end of Article 31.1 shall come: "During the erection period, this report shall be integrated into the outline engineering report, as set forth in Article 104.1(e)."

Amendment of Article 104

2A.	After sub-section 104.1 (d), shall come:

"   (e)           Outline engineering report- an engineering report for the erection, development and upgrade of the network in the format set forth in Appendix B."

2B.	Sub-sections 104.4 (a)-(f) shall be cancelled.

Amendment of Article 108

3.	In sub-section 108.2 (b), in the marked place shall come:

"Appendix B-The engineering plan that is attached to Appendix B;"

Amendment of Appendix B

4.	Instead of Appendix B shall come the attached.

Commencement and Director Provisions

(a)	This amendment shall become effective upon its signature date.

(b)	In chapters A and B-engineering report summary-shall be submitted immediately and no later than August 1, 2013.

(c)	The full report, chapters A-E shall be submitted at the end of each calendar year no later than the last working day of the year (31.12.20XX).

(  July 10, 2013)

(sgd) ________________ Senior Deputy Director-General, Engineering and Licensing	______________ Haim Giron Shmila Maymon Acting Director General